                       RATIO OF EARNINGS TO FIXED CHARGES
                      (amounts in thousands except ratios)


                                                                             Five Months
                            Six Months Ended            Year Ended              Ended                     YEAR ENDED
                           ------------------   --------------------------  ------------   ----------------------------------------
                           June 30,   June 30,  December 31,  December 31,   December 31,  JULY 31,   JULY 25,   JULY 27,  JULY 28,
                             1995      1994         1994          1993           1993        1993       1992       1991     1990
                           ------------------   --------------------------  ------------   ----------------------------------------
                                                              (unaudited)
(Loss)/income from
  continuing operations
  before income taxes       (6,110)      736       4,033            9,644           946   27,151(2)    (14,630)     (300)    1,503

Fixed charges(1)             6,388     1,675       4,228            2,621           633    1,300         1,131     1,092     1,115
                           ------------------   --------------------------  ------------  -----------------------------------------

(Loss)/income from
  continuing operations
  before income taxes
  and fixed charges            278     2,411       8,261           12,265         1,579   28,451       (13,499)      792     2,618
                           ==================   ==========================  ============  =========================================

Fixed charges:

    Interest and debt
      expense                6,305     1,592       4,063            2,456           468    1,135           966       927       950
    1/3 of Rent expense -
      interest factor           83        83         165              165           165      165           165       165       165
                           ------------------   --------------------------  ------------  -----------------------------------------
                             6,388     1,675       4,228            2,621           633    1,300         1,131     1,092     1,115
         Capitalized
           interest          3,100       851       1,718                0             0        0             0         0         0
                           ------------------   --------------------------  ------------  -----------------------------------------

                             9,488     2,526       5,946            2,621           633    1,300         1,131     1,092     1,115
                           ==================   ==========================  ============  =========================================

Ratio of earnings to
  fixed charges                 --        --        1.39             4.68          2.49    21.89(2)         --        --      2.35

Deficiency in earnings
  available to cover
  fixed charges             (9,210)     (115)         --               --            --         --     (14,630)     (300)       --

NOTES:

    (1) For purposes of this calculation, earnings before fixed charges consist of earnings before income taxes plus fixed charges. Fixed charges consist of interest expense on all indebtedness (including amortization of debt issuance costs) from continuing operations and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of operating lease rentals). Fixed charges does not include any interest paid to unsecured creditors or charged against the reserve from discontinued operations. Fixed charges also does not include any interest expensed or capitalized during the period the Company was in the retail business (prior to 5/15/92) except for its share of the Kings Plaza Mall interest expense.

    (2) Includes a gain on sale of leases of $28,779 without which the Company would have a deficiency in earnings to cover fixed charges of $1,628.